As filed with the Securities and Exchange Commission on August 29, 2003

Registration No. 333-104728

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Pre-Effective Amendment No. 3
to FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TWEETER HOME ENTERTAINMENT GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	04-3417513
(State or other jurisdiction	(I.R.S. Employer
of incorporation)	Identification No.)

40 Pequot Way
Canton, Massachusetts 02021
(781) 830-3000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Joseph McGuire, Senior Vice President and Chief Financial Officer
TWEETER HOME ENTERTAINMENT GROUP, INC.
40 Pequot Way
Canton, Massachusetts 02021
(781) 830-3000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:

Timothy B. Bancroft, Esq.
Goulston & Storrs, P.C.
400 Atlantic Avenue
Boston, Massachusetts 02110

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box. ☐

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under

1

the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, check the following box. ☒

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

2

Preliminary Prospectus Subject to Completion, Dated August 29, 2003

TWEETER HOME ENTERTAINMENT GROUP, INC.

162,000 Shares of Common Stock

     This prospectus relates to the public offering by the selling stockholder listed on the table beginning on page 7 of 162,000 shares of our common stock.

     This offering is not being underwritten. The prices at which the selling stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares.

     Our common stock is traded on the Nasdaq National Market under the symbol “TWTR.” On August 27, 2003, the last reported sales price for our common stock was $8.68 per share.

     INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 3.

     The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is	, 2003.

The information contained in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities or a solicitation of an offer to buy these securities in any state where the offer or sale is not permitted.

SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
USE OF PROCEEDS
INFORMATION INCORPORATED BY REFERENCE
WHERE YOU CAN FIND ADDITIONAL INFORMATION
LEGAL MATTERS
EXPERTS
SIGNATURES
Exhibit Index
EX-23.1 CONSENT OF DELOITTE & TOUCHE LLP

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus constitutes an offer to sell or a solicitation to buy shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery or of any sale of common stock.

RISK FACTORS

     The value of an investment in Tweeter will be subject to the significant risks inherent in its business. Investors should consider carefully the risks and uncertainties described below.

We may not be able to open new stores and, even if we do open new stores, we may not be able to operate those stores profitably.

     While the opening of new stores has slowed considerably, we expect to continue to open new stores from time to time. The opening of additional stores in new geographic markets could present competitive and merchandising challenges different from those we currently or previously faced within our existing geographic markets. In addition, we may incur higher costs related to advertising, administration and distribution as we enter new markets.

     There are a number of factors that could affect our ability to open or acquire new stores. These factors also affect the ability of any newly opened or acquired stores to achieve sales and profitability levels comparable with our existing stores, or to become profitable at all. These factors include:

•	The identification and acquisition of suitable sites and the negotiation of acceptable leases for such sites;

•	The obtaining of governmental and other third-party consents, permits and licenses needed to operate additional sites;

•	The hiring, training and retention of skilled personnel;

•	The availability of adequate management and financial resources;

•	The adaptation of our distribution and other operational and management systems to an expanded network of stores;

•	The ability and willingness of vendors to supply on a timely basis at competitive prices; and

•	Continued consumer demand for our products at levels that can support acceptable profit margins.

Our success depends on our ability to increase sales in existing stores. We may not be able to do so.

     Our continued growth depends on our ability to increase sales in our existing stores. The opening of additional stores in an existing market could result in lower net sales at our existing stores in that market.

     Our ability to increase sales in existing stores may also be affected by:

•	Our success in driving customers into our stores;

•	Not maintaining fully staffed and trained stores;

•	Our inability to keep stores stocked with the correct merchandise; and/or

•	Our ability to choose the correct mix of products to sell.

We have recently altered our primary marketing strategy to include an emphasis on print advertisements, where we have limited experience.

     Our marketing strategy has historically focused primarily on electronic media, radio and an extensive direct marketing effort. While we still rely on these channels, during the last few months, we have also been testing a more aggressive print advertising strategy. As we only have limited experience using print media for advertisements, we may not use print media in the most effective manner. In addition, print media may not be as effective in reaching prospective customers as other channels of advertising. As a result, fewer customers may purchase our products or services.

We depend on key personnel and our business may be severely disrupted if we lose the services of our key executives.

     Our success depends upon the active involvement of senior management personnel, particularly Samuel J. Bloomberg, Tweeter’s Chairman of the Board, Jeffrey Stone, Tweeter’s President and Chief Executive Officer and Joseph McGuire, Tweeter’s Senior Vice President and Chief Financial Officer. The loss of the full-time services of Messrs. Stone, Bloomberg, or McGuire, or other members of senior management, could severely disrupt our business as we may not be able to replace them. Tweeter has employment contracts with Messrs. Stone, Bloomberg, McGuire, Peter Beshouri, Senior Vice President and Michael Blumberg, Senior Vice President. Tweeter has no other employment agreements with any members of its senior management team. Tweeter currently maintains key-man life insurance on the lives of Messrs. Stone and Bloomberg in the amounts of $5,000,000 and $1,000,000, respectively.

We face intense competition which could reduce our market share.

     Tweeter competes against a diverse group of retailers including several national and regional large format merchandisers and superstores, such as Circuit City and Best Buy, which sell, among other products, audio and video consumer electronics products similar and often identical to those Tweeter sells. Tweeter also competes in particular markets with a substantial number of retailers that specialize in one or more types of consumer electronics products that Tweeter sells. Certain of these competitors have substantially greater financial resources than Tweeter that may increase their ability to purchase inventory at lower costs or to initiate and sustain predatory price competition. In addition, the large format stores are continuing to expand their geographic markets, and this expansion may increase price competition within those markets.

Our business is subject to quarterly fluctuations and seasonality.

     Seasonal shopping patterns affect our business. The fourth calendar quarter, which is Tweeter’s first fiscal quarter and which includes the December holiday shopping period, has historically contributed, and is expected to continue to contribute, a significant portion of our total revenue and more than half of our operating and net income for our entire fiscal year. As a result, any factors negatively affecting Tweeter during the fourth calendar quarter of any year, including adverse weather or unfavorable economic conditions, would likely have a material adverse impact on our revenues for the entire year.

     More generally, Tweeter’s quarterly results of operations may fluctuate based upon such factors as:

•	The amount of net sales contributed by stores;

•	The mix of consumer electronics products sold in its stores;

•	Profitability of sales of particular products; and

•	Changes in volume-related rebates from manufacturers.

Our comparable store sales results may fluctuate significantly.

     “Comparable store sales” is a term we use to compare the year-over-year sales performance of our stores. A store is included in the comparable store sales base after it is in operation for 12 full months. An acquired store is included after 12 full months from the date of acquisition. Remodeled or relocated stores are excluded from the comparable store base until they have competed 12 full months of operation from the date the remodeling was completed or the store re-opened after relocation.

     A number of factors have historically affected, and will continue to affect, Tweeter’s comparable store sales results, including, among other factors:

•	Competition: well-established competitors with an abundance of resources may enter markets in which our stores are located and provide products at lower prices. This competition may cause sales to decline from prior year sales;

•	General regional and national economic conditions: severe regional weather conditions such as floods, hurricanes or tornadoes, or regional business crises causing large layoffs or work stoppages may cause regional comparable store sales declines, while exceptional regional business success may cause comparable store sales increases. In addition, national economic crises, such as a recession, may cause comparable store sales declines while favorable economic events, such as a stock market surge, may cause comparable store sales increases;

•	Consumer trends: if consumer trends shift to a new product technology, we will likely see an increase in comparable store sales. However, if trends shift from a high average sale price product one year to a middle average sale price product the next, comparable store sales will likely decrease;

•	Changes in Tweeter’s product mix: if Tweeter changes its product mix in a way that results in higher or lower average sales price, comparable store sales will tend to follow this change;

•	Timing of promotional events: if a promotional event held one year is not held the following year, then comparable store sales may be reduced by not having the same “promotional” sale base. Conversely, if an event which is not held one year is held the following year, then comparable store sales may be higher; and

•	New product introductions: new product introductions may increase comparable store sales by providing customers with an incentive to replace their existing systems. New product introductions may cause comparable store sales to decrease, however, if the product is a lower-priced item which replaces a higher priced product.

     Tweeter does not expect comparable store sales to increase at historical rates, and comparable store sales, as they did in fiscal 2002, may decrease in the future. Changes in Tweeter’s comparable store sales results could cause the price of our common stock to fluctuate substantially.

We may need additional capital and we may not be able to obtain it on acceptable terms, if at all.

     Financing for the opening and acquisition of new stores may be in the form of debt or equity or both and may not be available on terms acceptable to Tweeter, if at all. We estimate that the average cash investment, including pre-opening expenses for tenant fit-out and inventory (net of payables), required to open a store to be approximately $1.1 million. The actual cost of opening a store may be significantly greater than these estimates, however, and we may need to seek additional debt and/or equity financing in order to fund our continued expansion through 2003 and beyond. Tweeter’s estimate of $1.1 million is an estimate as to the average cash investment required to open a new store. Some stores have been opened for as little as $600,000 and some have cost as much as $2.2 million. The differences in cost result from the specific circumstances relating to the store opening. In some cases, stores are leased in an existing building and costs are incurred to “Tweeterize” the space. In other cases, Tweeter might enter into a ground lease where the site is a piece of land that has to be fully developed. In connection with some of these ground leases, Tweeter has built multi-tenant facilities in which Tweeter will only occupy one of the spaces and sublet the remaining space. Additional factors that vary depending on the region in which a new store is being opened, and can therefore cause a corresponding region-to-region variation in the cost of opening a new store, include the following:

•	Labor cost, regional cost of living, and the use of union or non-union labor;

•	Material cost (which can vary by state and region); and

•	General contractors fees and volume benefits (e.g., a contractor building more than one store).

     In addition, our ability to incur additional indebtedness or issue equity or debt securities could be limited by covenants in present and future loan agreements and debt instruments.

We may not be able to anticipate and respond to changes in consumer demand, preference and patterns.

     Tweeter’s success depends on its ability to anticipate and respond in a timely manner to consumer demand and preferences regarding audio and video consumer electronics products and changes in consumer demand and preferences. Consumer spending patterns, particularly discretionary spending for products such as those Tweeter markets, are affected by, among other things, prevailing economic conditions. In addition, the periodic introduction and availability of new products and technologies at price levels that generate wide consumer interest stimulate the demand for audio and video consumer electronics products. Also, many products that incorporate the newest technologies, such as high-definition television, are subject to significant technological and pricing limitations and to the actions and cooperation of third parties such as television broadcasters. It is possible that these products or other new products will never achieve widespread consumer acceptance. Furthermore, the introduction or expected introduction of new products or technologies may depress sales of existing products and technologies. Significant deviations from the projected demand for products Tweeter sells would result in lost sales or lower margins due to the need to mark down excess inventory.

If any of our relationships with our key suppliers are terminated, we may not be able to find suitable replacements.

     The success of Tweeter’s business and growth strategy depends to a significant degree upon its suppliers, particularly its brand-name suppliers of audio and video equipment such as Sony, Mitsubishi, Panasonic, Pioneer, Monster Cable, Boston Acoustics and Yamaha. Tweeter does not have any supply agreements or exclusive arrangements with any suppliers. Tweeter typically orders its inventory through the issuance of individual purchase orders to suppliers. In addition, Tweeter relies heavily on a relatively small number of suppliers. Tweeter’s two largest suppliers accounted for approximately 35% of its sales during fiscal 2002. The loss of any of these or other key suppliers could affect our business as we may not be able to find suitable replacements.

Suppliers may not be willing to supply products to stores at acceptable prices.

     It is possible that Tweeter will be unable to acquire sufficient quantities or an appropriate mix of consumer electronics products at acceptable prices, if at all. Specifically, Tweeter’s ability to establish additional stores in existing markets and to penetrate new markets depends to a significant extent on the willingness and ability of suppliers to supply those additional stores at acceptable prices, and suppliers may not be willing or able to do so.

Our service marks and patents may not be effective to protect our intellectual property rights.

     Our “Tweeter, etc.,” “Audio, Video and a Boatload of Know How,” and “Slamfest” service marks have been registered with the United States Patent and Trademark Office. Tweeter has not registered the “HiFi Buys,” “Sound Advice” and some of its other service marks. We are aware that other consumer electronics retailers use the name “HiFi Buys” and “Sound Advice.” Tweeter has submitted applications for registration of some of its other service marks, which applications are currently pending. Tweeter may be unable to successfully register these service marks. In addition, our service marks, whether registered or unregistered, and patents may not be effective to protect our intellectual property rights, and infringement or invalidity claims may be asserted by third parties in the future.

     Tweeter has a patent on its method of Automatic Price Protection, but we do not think that the patent, in and of itself, provides us with a significant benefit or advantage.

Anti-takeover provisions of the Delaware General Corporation Law, our certificate of incorporation and our shareholders’ rights agreement could delay or deter a change in control.

     Our corporate charter and by-laws, as well as certain provisions of the Delaware General Corporation Law, contain provisions which may deter, discourage or make more difficult a change in control of Tweeter, even if such a change in control would be in the interest of a significant number of our stockholders or if a change in control would provide stockholders with a substantial premium for their shares over then current market prices. For example, our charter authorizes our Board of Directors to issue one or more classes of preferred stock, having such designations, rights and preferences as they determine.

     Our stockholders have no right to take action by written consent and may not call special meetings of stockholders. Any amendment of the by-laws by the stockholders or certain provisions of the charter requires the affirmative vote of at least 75% of the shares of voting stock then outstanding. Our charter also provides for the staggered election of directors to serve for one, two and three-year terms, and for successive three-year terms thereafter, subject to removal only for cause upon the vote of not less than 75% of the shares of common stock represented at a stockholders’ meeting.

     In addition, under the terms of our shareholders’ rights agreement, in general, if a person or group acquires more than 15% of the outstanding shares of our common stock, all other stockholders of Tweeter would have the right to purchase securities from Tweeter at a discount to such securities’ fair market value, thus causing substantial dilution to the holdings of the acquiring person or group.

TWEETER HOME ENTERTAINMENT GROUP, INC.

     Tweeter is a specialty retailer of mid- to high-end audio and video consumer electronics products. We operate stores under the Tweeter, HiFi Buys, Sound Advice, Bang & Olufsen, Electronic Interiors, Showcase Home Entertainment and Hillcrest names in New England, the Mid-Atlantic, the Southeast, Texas, southern California, greater Chicago, Florida and Phoenix, Arizona. We operate in a single business segment of retailing audio and video consumer electronics products. Our stores feature an extensive selection of home and car audio systems and components, portable audio equipment, and home video products including flat panel Plasma and LCD TV’s, big screen televisions, DVD players, digital satellite systems, camcorders and video recording devices. We differentiate ourselves by focusing on consumers who seek audio and video products with advanced features, functionality and performance. These products tend to be more expensive within their category of products, and will often have newer or more advanced technology. An example of this kind of product differentiation would be an advanced DVD player that incorporates both progressive scan as part of its video output, and the most advanced Dolby Digital 6.1 sound processing. The selling price for this type of product will often be at least 50% more at retail than the entry-level product for DVD players.

     We do not offer consumer electronics products such as personal computers or home office equipment. Our stores display products in an inviting retail environment averaging 10,000 square feet and are staffed with attentive, knowledgeable sales personnel. We seek to build name recognition and customer loyalty by combining a high level of service with competitive prices backed by our patented Automatic Price Protection program.

     Our business has been particularly challenging for the past year and a half, and the current business and consumer spending climate is difficult to decipher. As a result, we have shifted away from our emphasis on acquiring and opening new stores, which historically has been a primary part of our business plan, to increasing sales in existing stores and paying off existing debt. We do not expect to do any acquisitions in the near future, and we expect to open few, if any, new stores.

     Tweeter is a Delaware corporation. Our principal executive offices are located at 40 Pequot Way, Canton, Massachusetts 02021 and our telephone number is (781) 830-3000.

SELLING STOCKHOLDERS

     Effective April 21, 2003, Philo Pappas, who is the selling stockholder under this prospectus, became Tweeter’s Senior Vice President and Chief Merchandising Officer. As part of the consideration for Mr. Pappas’s employment, we issued to Mr. Pappas in a private placement 270,000 shares of our common stock for a purchase price of $.01 per share. The registration statement of which this prospectus is a part is being filed to register for resale by Mr. Pappas from time to time the 162,000 vested shares of common stock issued to Mr. Pappas.

     The following table sets forth certain information regarding the selling stockholder’s beneficial ownership of our common stock as of August 29, 2003. Except for his current position as Tweeter’s Senior Vice President and Chief Merchandising Officer, the selling stockholder has not had, within the past three years, any other position, office or material relationship with us. The selling stockholder may sell all or some portion of the 162,000 vested shares of common stock he owns. The following table assumes that the selling stockholder will sell all of the shares of common stock being registered.

     The table includes the number of shares and percentage ownership represented by those shares determined to be beneficially owned by the selling stockholder in accordance with the rules of the Securities and Exchange Commission, or the SEC. The number of shares beneficially owned by a person includes shares of common stock that are subject to convertible securities held by that person that are currently exercisable or exercisable within 60 days of August 29, 2003. Such shares are deemed outstanding for the purpose of computing the percentage of outstanding shares owned by such person. Such shares are not deemed outstanding, however, for the purposes of computing the percentage ownership of any other person.

	Common Shares		Common Shares
	Beneficially	Common Shares	Beneficially	Percentage
	Owned Prior	to be Registered	Owned After	Owned
Name of Selling Stockholder	to the Offering	Hereunder	the Offering	After the Offering

Philo Pappas(2)	318,000 (1)	162,000	156,000 (1)	*

*Less than one percent.

(1)  Includes 48,000 shares subject to options exercisable within 60 days of August 29, 2003.

(2)  Effective April 21, 2003, Mr. Pappas became Senior Vice President and Chief Merchandising Officer of Tweeter.

PLAN OF DISTRIBUTION

     The selling stockholder may offer and sell his shares of common stock being offered by this prospectus in whole or in part, from time to time in one or more of the following transactions:

•	on the Nasdaq National Market,

•	in privately negotiated transactions, or

•	in a combination of these transactions.

The selling stockholder may sell his shares of common stock at any of the following prices:

•	at fixed prices,

•	at market prices prevailing at the time of the sale,

•	at prices related to market prices, or

•	at negotiated prices.

The selling stockholder may sell some or all of his shares of common stock in any of the following ways:

•	to or through brokers, agents, or dealers designated from time to time, or

•	directly to purchasers.

     The selling stockholder may enter into hedging transactions with broker-dealers in connection with the distribution of the shares or otherwise. In such transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling stockholder. The selling stockholder also may sell shares short and redeliver the shares to close out such short positions. The selling stockholder may enter into option, forward sales or other transactions with broker-dealers which may require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The selling stockholder also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default, the broker-dealer may sell the pledged shares pursuant to this prospectus.

     Mr. Pappas has entered into a Pre-Paid Variable Share Forward Agreement with CIBC World Markets Corp. (“CIBC”), dated as of August 13, 2003, with respect to all of the shares of Tweeter common stock being registered hereby.

     Pursuant to the agreement, Mr. Pappas will deliver 162,000 shares of Tweeter common stock to CIBC and CIBC will make an advance to Mr. Pappas equal to a price per share determined by reference to the average prices at which CIBC is able to sell an equivalent number of shares of Tweeter common stock in the market. The shares so delivered will serve to secure the advance. Mr. Pappas will have the right to terminate the agreement if the average price at which CIBC sells such shares is not at least $7.25. On January 15, 2007, subject to Mr. Pappas’s right to elect to recover the pledged shares by making a cash payment to CIBC, the pledged shares will be released to CIBC.

     CIBC may engage in short sales of shares of Tweeter common stock in connection with the transactions described above.

     The selling stockholder may negotiate and pay brokers, agents, or dealers commissions, discounts or concessions for their services. The selling stockholder and any brokers, agents or dealers that act in connection with the sale of shares of common stock may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933. In addition, the brokers’, agents’ or dealers’ commissions, discounts or concessions may qualify as underwriters’ compensation under the Securities Act.

USE OF PROCEEDS

     The selling stockholder will receive all of the proceeds from the sale of the shares of common stock offered pursuant to this prospectus.

INFORMATION INCORPORATED BY REFERENCE

     The SEC allows us to “incorporate by reference” into this prospectus information in the documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the securities offered by this prospectus have been sold or the offering is terminated:

•	our Annual Report on Form 10-K for the fiscal year ended September 30, 2002;

•	our Quarterly Reports on Form 10-Q for the quarters ended December 31, 2002, March 31, 2003 and June 30, 2003;

•	our Current Reports on Form 8-K filed with the SEC on April 7, 2003, April 23, 2003, April 29, 2003, July 7, 2003 and July 28, 2003; and

•	the description of our stock contained in our Registration Statement on Form 8-A dated April 27, 1998 and amended on June 5,1998.

     You may request a copy of these filings at no cost, by writing or calling us at our principal executive offices located at the following address:

Tweeter Home Entertainment Group, Inc.
40 Pequot Way
Canton, Massachusetts 02021
Attention: Joseph McGuire, Senior Vice President and Chief Financial Officer
Telephone: (781) 830-3000

     We will not provide exhibits to a document unless they are specifically incorporated by reference in that document.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We file reports, proxy statements and other information, including the information incorporated by reference above, with the SEC. Investors may inspect and copy these reports, proxy statements and other information at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington D.C. 20549. Investors may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1(800) SEC-0330. This information also is available at the SEC’s World Wide Web site at http://www.sec.gov.

     We filed a registration statement on Form S-3 under the Securities Act of 1933 relating to the common stock offered by this prospectus with the SEC in Washington, D.C. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement, portions having been omitted from this prospectus in accordance with the rules and regulations of the SEC. Statements contained in this prospectus concerning the contents of any contract or any other document referred to are not necessarily complete; we refer you in each instance to the copy of the contract or document filed as an exhibit to the registration statement, each such statement being qualified in all respects by that reference. For further information with respect to us and the common stock offered by this prospectus, we refer investors to the registration statement, the exhibits thereto and the financial statements, notes and schedules filed as a part of the registration statement.

LEGAL MATTERS

     Goulston & Storrs, P.C., Boston, Massachusetts, has delivered an opinion as to the validity of the shares of common stock being offered hereby.

EXPERTS

     The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from Tweeter’s Annual Report on Form 10-K for the year ended September 30, 2002 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in accounting for goodwill and intangible assets in fiscal 2002), and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements. These forward-looking statements are based on our current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions we made. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates” and variations of these words or similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ significantly from those expressed or forecasted in any forward-looking statements as a result of a variety of factors, including those set forth in or incorporated by reference into this prospectus. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     The following table sets forth the various expenses estimated to be incurred in connection with the sale and distribution of the securities being registered. We will pay all of these expenses.

SEC registration fee	$68.87
Printing, engraving and mailing expenses	$3,000
Legal fees and expenses	$6,000
Accounting fees and expenses	$6,000
Miscellaneous	$0
TOTAL	$15,068.87

Item 15. Indemnification of Directors and Officers.

     Tweeter’s amended and restated certificate of incorporation, as amended to date, generally limits the liability of its directors to Tweeter to the fullest extent permitted from time to time by Delaware law. The Delaware General Corporation Law permits, but does not require, Tweeter to indemnify its directors, officers, employees or agents, and expressly provides that the indemnification provided for under the Delaware General Corporation Law shall not be deemed exclusive of any indemnification right under any bylaw, vote of stockholders or disinterested directors, or otherwise. The Delaware General Corporation Law permits indemnification against expenses and certain other liabilities arising out of legal actions brought or threatened against such persons for their conduct on behalf of a corporation; provided, however, that each such person acted in good faith and in a manner that he reasonably believed was in or not opposed to Tweeter’s best interests and, in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Delaware General Corporation Law does not allow indemnification of directors in the case of an action by or in the right of a corporation (including stockholder derivative suits) unless the directors successfully defend the action or indemnification is ordered by the court.

     Tweeter’s amended and restated certificate of incorporation, as amended to date, provides that Tweeter’s directors and executive officers shall be and, in the discretion of the Board of Directors, other officers and non-officer employees may be, indemnified by Tweeter to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities actually and reasonably incurred in connection with service for or on behalf of Tweeter. The bylaws also provide that the right of directors and officers to indemnification shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired under any bylaw, agreement, vote of stockholders, or otherwise. Tweeter’s amended and restated certificate of incorporation contains a provision permitted by Delaware law that generally eliminates the personal liability of directors for monetary damages for breaches of their fiduciary duty, including breaches involving negligence or gross negligence in business combinations, unless the director has breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or a knowing violation of law, paid a dividend or approved a stock repurchase in violation of the Delaware General Corporation Law or obtained an improper personal benefit. The provision does not alter a director’s liability under the Federal securities laws. In addition, this provision does not affect the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty.

     Tweeter also has in effect a directors and officers liability insurance policy.

Item 16. Exhibits.

Exhibit
Number	Description

**2.1	Agreement and Plan of Merger among the Company, TWT Acquisition Corp. and Sound Advice, Inc.

*4.1	Specimen Certificate representing the Company’s common stock.

*4.2	Shareholders’ Rights Agreement.

***5.1	Opinion of Goulston & Storrs, P.C.

****23.1	Consent of Deloitte & Touche LLP

***23.2	Consent of Goulston & Storrs, P.C. (included in opinion filed as Exhibit 5.1)

***24	Power of Attorney (included on signature page)

* Filed as an exhibit to the Company’s Registration Statement on Form S-1 (Registration Number 333-51015) or amendments thereto and incorporated herein by reference.

** Filed as an exhibit to the Company’s Current Report on Form 8-K, filed on June 8, 2001, and incorporated herein by reference.

*** Filed as an exhibit to the Company’s Registration Statement on Form S-3 (Registration number 333-104728) and incorporated herein by reference.

**** Filed herewith.

Item 17. Undertakings.

     The undersigned registrant hereby undertakes:

     (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement;

provided, however, that paragraphs 1(i) and 1(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4)  That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this pre-effective amendment No. 3 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the town of Canton, Commonwealth of Massachusetts, on this 29th day of August, 2003.

TWEETER HOME ENTERTAINMENT GROUP, INC.

By:	/s/ Joseph McGuire

Joseph McGuire Senior Vice President and Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this pre-effective amendment No. 3 to the registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

*	Director, President and
Jeffrey Stone	Chief Executive Officer (Principal Executive Officer)	August 29, 2003

*	Senior Vice President and
Joseph McGuire	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 29, 2003

*	Director and Chairman of
Samuel Bloomberg	the Board	August 29, 2003

*
Jeffrey Bloomberg	Director	August 29, 2003

*
Matthew Bronfman	Director	August 29, 2003

*
Michael Cronin	Director	August 29, 2003

*
Steven Fischman	Director	August 29, 2003

*
Peter Beshouri	Director	August 29, 2003

* By:	/s/ Joseph McGuire

Joseph McGuire
Attorney-in-fact

Exhibit Index

Exhibit
Number	Description

**2.1	Agreement and Plan of Merger among the Company, TWT Acquisition Corp. and Sound Advice, Inc.

*4.1	Specimen Certificate representing the Company’s common stock.

*4.2	Shareholders’ Rights Agreement.

***5.1	Opinion of Goulston & Storrs, P.C.

****23.1	Consent of Deloitte & Touche LLP

***23.2	Consent of Goulston & Storrs, P.C. (included in opinion filed as Exhibit 5.1)

***24	Power of Attorney (included on signature page)

* Filed as an exhibit to the Company’s Registration Statement on Form S-1 (Registration Number 333-51015) or amendments thereto and incorporated herein by reference.

** Filed as an exhibit to the Company’s Current Report on Form 8-K, filed on June 8, 2001, and incorporated herein by reference.

*** Filed as an exhibit to the Company’s Registration Statement on Form S-3 (Registration number 333-104728) and incorporated herein by reference.

**** Filed herewith.